CUTLER LAW GROUP
             610  NEWPORT CENTER DRIVE, SUITE  800
                NEWPORT  BEACH,  CALIFORNIA  92660
                     (949) 719-1977                 M.  Richard  Cutler,  Esq.
                  FAX: (949) 719-1988               Brian  A.  Lebrecht,  Esq.
                   www.cutlerlaw.com                Vi  Bui,  Esq.
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                   January  18,  2000


Richard  Wulff
Barbara Jacobs
Michael Coco
Brian Cascio
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

     RE:     LAKOTA TECHNOLOGIES, INC. ("LAKO")
             AMENDMENT NO. 1 TO FORM SB-2 REGISTRATION STATEMENT FILED ON DECEMBER 15, 1999
             FILE  NO.  333-88575

Gentlemen  and  Ladies:

     Lakota Technologies, Inc. hereby withdraws its Form SB-2 Registration Statement, File No. 333-88575, originally filed on October 7, 1999 and as amended and filed on December 15, 1999.

     Please  direct  any  further  inquiries  on this matter to the undersigned.

                                Very  Truly  Yours,

                                /s/ Cutler Law Group

                                Cutler Law Group